Exhibit 99.2

Slide 1: Cover Slide

FIRST UNITED CORPORATION

2013 Annual Meeting of Shareholders Presentation

May 9, 2013

BILL GRANT

Slide 2: Bill Grant

Good Morning fellow shareholders, and welcome to the 2013 Shareholders Meeting. I appreciate your interest in attending and for your support over the last year.

Slide 3: Forward-Looking Statements

Before starting, I do want to direct your attention to the Forward Looking Statement Disclaimer displayed for you.

Slide 4: Bill Grant

We will again be using the same format which we have utilized successfully over the past several years. You will hear from each of your executives on their particular area or areas. Woven together, they become the tapestry that is First United.

Before turning the meeting over to your new President, and the newest Director, Carissa Rodeheaver, I have some general comments that I would like to share with you.

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Much has been made over the last few years about banking and its role in the financial crisis that began in 2008. While the financial services industry certainly had a role in this debacle, as did our government, the ongoing tarring of the banking industry deserves a brief response. Volumes have been written, and will continue to be written on the causes of, and responses to, this crisis. When you drill down through the potential list of culprits, very few of them are community banks – like First United. Actually, very few of them are even the larger regional banks, like M&T and BB&T. Their mission is not dissimilar from ours – there just happens to be three more zeroes after their number. America needs banks of all sizes if it is to compete in today’s world. Indeed, it is because America does have banks of all sizes that it is the pre-eminent global economy in the world. We need Citicorp, JP Morgan, M&T, and BB&T. We also need Citizens Bank in Morgantown, WV and Middletown Valley Bank in Middletown, MD. And, I might be a little biased, but we certainly need First United Bank & Trust. All these institutions provide capital to all levels of customers; from Minnesota Mining & Manufacturing Company to Morgantown Printing & Binding; from large developers to the first-time homebuyer. And…America’s banks respond to these needs, despite an ever-growing burden of heavy handed regulations, which are doled out with little regard to the institution’s size, or its ability to cope with the volume of regulatory requirements. Even less consideration is given to any meaningful cost-benefit analysis associated with these new responsibilities. All Banks and First United in particular, will continue to meet these responsibilities, and its responsibilities to its customers, communities, employees and shareholders.

To give you some perspective into banking and a banker’s role in the community, I was encouraged to share with you an article from the Maryland Bankers Magazine. It features a reprint of a speech that I delivered at the American Bankers Association’s National Conference for Community Bankers. It draws an analogy between the vital role of bankers today, and the role of George Bailey, portrayed by Jimmy Stewart, in my favorite movie “It’s a Wonderful Life.” I hope you enjoy it, and I hope it will provide some insight into the tremendous work that bankers – particularly those at First United – provide to their customers and communities.

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It is now my pleasure to welcome to the platform Carissa Rodeheaver, who will provide a review of our financials and our work in the credit area. Please join me in welcoming your new President.

CARISSA RODEHEAVER

Slide 5: Carissa Rodeheaver

Good Morning! This year, I would like to begin by thanking the Board of Directors and Bill Grant, our Chief Executive Officer, for my promotion to President and my appointment to the Board of Directors for both First United Corporation and First United Bank & Trust. I would also like to thank the shareholders for confirming the appointment through their vote. I am humbled and honored by this vote of confidence and am appreciative of the opportunity to continue to work as part of your Board and management team to enhance the shareholder value of your Company.

Slide 6: Stabilize, Solidify, Strengthen and Sustain

For First United, 2011 was a year of rebuilding and restructuring. Our focus was to right-size our balance sheet, improve our credit quality, organically improve our capital ratios and to adopt new accounting and regulatory guidance. The natural progression was to turn our attention in 2012 to stabilizing and solidifying our core strengths. Our improved financial performance resulted from stabilization of our asset quality, and an increase in our net interest margin as we solidified our balance sheet and increased core earnings.

As we move through our presentations today, we are proud and pleased to show you the many faces of First United. Our Company is blessed to be served not only by a very strong Board of Directors and management team, but also by a dedicated and knowledgeable staff of employees who are committed to the financial success of not only First United Corporation, but also the communities where they live and serve through various groups, associations and committees.

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Slide 7: Economic Environment

As a financial institution, the economy has a large impact on our ability to implement our plans and to achieve our goals. During 2012, we continued to experience a historically low interest rate environment and continued weakening of borrowers’ cash flows due to the wait and see strategy adopted by consumers, investors and business owners. Real estate values seemed to stabilize by the end of 2012 and this provoked an increase in home purchases along with continued refinances of existing debt due to the low rate environment. Pricing competition was fierce for banks as high credit quality borrowers took advantage of the opportunity to lock in lower rates on their existing debt.

Slide 8: 2012 Areas of Focus

Having achieved our 2011 goals of right-sizing our balance sheet, instituting plans for our adversely classified assets, returning to profitability and enhancing our capital ratios, we turned our attention to furthering these efforts in 2012. It was imperative for us to continue to improve on the asset quality and reduce our level of non-performing loans, to focus on the mix of our balance sheet and capital levels and to strengthen our core earnings. We knew that achieving these goals would position us well for a more stable and prosperous economic environment in the future.

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Slide 9: Finance Team

Today, I will review our financial performance for 2012 and I will briefly discuss the results of our first quarter in 2013. For more detail, I encourage you to read the discussion of our financial results and condition in our 2012 Annual Report on Form 10-K and our most recent earnings release for the first quarter of 2013, which are available to all shareholders on our website. These reports, along with our Quarterly Reports on Form 10-Q and all other financial reporting, both internal and external, are the result of the devotion, financial expertise and diligent efforts of the Finance department at First United Bank.

Slide 10: 2012 Areas of Focus – Credit Quality

Now, let’s turn our attention to the areas on which we focused in 2012. The recession very definitely and quickly contributed to a large number of loans and investments which fell to a substandard level of credit quality. Unlike many banks that made the decision to raise large amounts of capital and then simultaneously rid themselves of credit problems, your Company took a different path. A path that we knew would take time and a huge amount of manpower. But also a path that would not dilute your shares and ownership in the Company at a time when your share price was significantly lower than your book value.

Slide 11: Chief Credit Officer and Director of Credit Risk

Our skilled credit quality team, led by Beverly Sines, Chief Credit Officer, continued their quest to improve the credit quality of our asset base throughout 2012. They continued their role of recognizing deteriorating credits, which are referred to in the industry as substandard loans, and, where possible, working with our borrowers to create a plan for repayment that will work for both the borrower and the Bank. Unfortunately, there are situations where this is just not possible. In those cases, it is necessary for us to move forward with the foreclosure process. Once we foreclose on a piece of collateral, it is booked as part of our other real estate owned portfolio, managed by Rick Thayer. We then create a plan to allow the Bank the opportunity to recoup our investment through the sale of the collateral. We continue to anticipate that our other real estate owned portfolio will remain at a much higher level over the next couple of years as compared to what we have historically experienced. It is our goal to sell the collateral as quickly as possible while minimizing loss to the Bank. Some properties, such as residential lots, are likely to take longer to sell in the current economy but others, including single family homes and multi-family rentals, will continue to turn over in a more timely fashion.

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Slide 12: Loan Portfolio

As can be seen on this slide, our loan portfolio continues to be well-diversified. The different colored sections on the graphs represent a different geographic region on the left or a different loan segment on the right. We protect against future losses in the portfolio by funding an allowance for loan losses to absorb actual losses as they occur. This funding occurs on a quarterly basis through our provision expense.

Slide 13: Providing for Loan Losses

Prior to 2008, provision expense and net charge-offs were relatively low. The pink shaded area represents the recessionary time period and the blue bars show management’s efforts to provide for future loan losses as we continued to see charge-offs increase. As we moved from 2010 to 2012, we continued to experience higher charge-offs, which are represented by the red bars. A loan is charged-off when management determines that it is probable that we will not be able to collect the full amount of principal owed on the loan. In most cases, this means that the borrower is experiencing financial hardship and we have been unable to work out a remedy for the loan. When a loan is charged-off, the allowance for loan losses is reduced by the charge-off. The line on this chart represents the level of the allowance for loan losses throughout the years. Provision expense is how we replenish the allowance. As we began to see stabilization in our recognition of troubled credits, we were able to decrease the amount of provision expense while still maintaining a stable level in the allowance for loan losses. From 2008 to 2010, we built the allowance, and in 2011 and 2012, we have been able to maintain the allowance levels due to lower charge-off experience and lower loan balances.

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During the first quarter of 2012, we experienced a large charge-off of approximately $9.0 million on one commercial and industrial loan. This loan was a shared national credit for an ethanol plant located in western Pennsylvania. The failure of the ethanol plant, and the borrower’s bankruptcy, resulted from the failure of a third party national petroleum company to perform its contractual obligations to the borrower. This was the primary factor causing the loss reported during the first quarter of 2012. This charge-off is represented by the gray shaded area inside the 2012 red charge-off bar. As you will note, absent that charge-off, the overall level of charge-offs in 2012 would have been significantly lower.

Slide 14: Reserves vs. Non-performing Loans

The next chart shows the level of our allowance for loan losses relative to the amount of non-performing loans in our loan portfolio. The red line represents non-performing loans as a percentage of gross loans and the blue bars show the total allowance for loan losses as a percentage of gross loans. As you will note, the percentage of non-performing loans increased during 2011 as we placed the $9.0 million Commercial & Industrial loan discussed earlier in non-accrual status and declined sharply in 2012 as a result of the charge-off of that loan and the resolution of loans for two other large relationships. The level of the allowance has declined only slightly since 2010. It is our desire to maintain the level of the allowance until we see further improvement in our loan portfolio and in the economic environment. We have plans in place to further reduce the level of non-performing loans which are a drag on both asset quality and earnings. Unfortunately, due to bankruptcy filings and the slow court process under which some of these loans are regulated, this process is slower than we desire. We have been successful in reducing the amount of loans in the 90 days and over past due category which also contributes to the non-performing loan levels.

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Finally, we recognize that another way of reducing substandard loans is to ensure that the new loans we book are of high credit quality. By enhancing credit standards, we have been able to increase the likelihood that our borrowers can sustain the sluggish economic environment and meet the obligations of their loan agreements. I will note however, that higher quality borrowers have a choice in their banking partners and as a result, the yield on these loans tends to be lower which does have an impact on the net interest margin.

We still hold approximately $34 million in collateralized debt obligations in our investment portfolio. I am pleased to report that there was no other-than-temporary impairment recorded on this portfolio during 2012 and during the first quarter of 2013. However, we still perform an in depth analysis of these investments on a quarterly basis to monitor the underlying collateral and assess future performance.

All in, we continue to see improvement in our asset quality and as we will discuss later, we have prudently created capital cushions to shield the Bank should we experience unexpected charge-offs or should the economy continue its lackluster recovery.

Slide 15: 2012 Areas of Focus – Solidify Balance Sheet

The next area where we continued to focus in 2012 was on the balance sheet. As we have discussed the last few years, as the recession adversely impacted our asset quality, we recognized the need to build capital levels and insulate the Company from credit losses. We accomplished this by building liquidity and then using this liquidity to de-lever the balance sheet. Basically, this means that we used cash to pay down borrowings, resulting in a smaller asset base that required less capital.

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Slide 16: Trend in Total Assets

From December 31, 2011 through March 31, 2013, total assets have been relatively flat at $1.3 billion.

Slide 17: Trend in Loan Balances

We saw a decline of approximately $60 million in loan balances during 2012. This decline was primarily attributable to the combination of principal payback, normal amortization and charge-offs. As we work to improve asset quality, we are forced to encourage some of our borrowers to accelerate their plans to sell property or to look for alternative financing. Additionally, we have experienced the repayment of loans as we refused to lower our credit standards to compete with other banks.

Slide 18: Balance Sheet- Asset Mix

Even with this slight reduction, the asset mix for the Bank still shows that we are predominantly invested in loans. This can be seen in the green section of these charts. We have seen little change since 2008 other than to see a slight shift from loans and investments to cash. While it is our desire to lower cash levels, the lack of loan demand from quality borrowers and the unappealing investment alternatives have resulted in higher cash levels than we held historically. We have stood solid in our position not to reach for rate by booking long maturities and durations on loans and investments. We continue to use Fannie Mae as a secondary outlet for our mortgage customers desiring to lock 30 year low rate mortgages and to invest our cash in U.S. government agency securities with short duration and cash flow in order to provide continued liquidity to position us for a more robust economy and rising rates in the future.

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Slide 19: Trend in Deposits

Our 2012 goal was to lower our cost of funds by focusing on the mix in our liabilities. The cash generated from the loan paybacks was redirected to pay back wholesale deposits and higher cost borrowings. During 2012 and the first quarter of 2013, we repaid in full all brokered certificates of deposit which remained on our books. This $21 million reduction is the decrease that you see from 2011 to 2012 and the $20 million decrease during the first quarter of 2013 in the green section of this chart. Our primary focus during 2012 and continuing into 2013 is to change the mix of our portfolio. This shift can be seen as the retail CDs, or the red portion of the bars, and the brokered CDs, or the green portion of the bars, have decreased, and the core retail deposits, or the blue portion of the bars, are increasing. The result is a lower cost of funds. Robin will discuss the changing mix and our success in the retail arena a little later in the presentation.

Slide 20: Corporation Remains Well-Capitalized

As we executed our plan to right-size the balance sheet in late 2010 and throughout 2011, we saw the gradual strengthening of our capital ratios. As we moved into 2012, it was necessary for us to not only maintain our capital ratios, but also to look forward and begin planning for the eventual adoption of Basel III. This is a proposed international framework of regulations designed to increase capital and liquidity levels. U.S. federal banking agencies are expected to formalize the implementation of the Basel III framework applicable to domestic banks in the United States during 2013. So, in order to provide cushion for the distressed credits on our books and to prepare for an eventual increase in capital requirements, we continued to focus on increased capital ratios. This chart shows our success in improving our regulatory ratios throughout 2012 and first quarter 2013. We were able to overcome the first quarter loss, posting profit for the year which resulted in increases to all ratios. The Corporation remains in payment deferral on its Capital Purchase Program dividend and the interest on its trust preferred securities. However, all capital ratios reflect the accrual of the dividends and interest expense. The Board of Directors will continue to evaluate the payment deferrals quarterly based on the financial performance of the Company.

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As we move through 2013 and beyond, we are focused on shifting the mix in our capital composition to focus on higher levels of tangible equity. These plans include the eventual cure on the deferrals and a systematic payback of both the trust preferred debt and the Capital Purchase Program preferred stock.

Slide 21: 2012 Areas of Focus – Strengthen Core Earnings

In addition to our focus on stabilizing credit quality and solidifying our balance sheet mix, we also focused our attention on strengthening our core banking operations and earnings stream. This entailed a focus on the net interest margin, positioning our trust and investments department for future growth and a keen focus on reducing our operating expenses.

Slide 22: Net Income Available to / Net (Loss) Attributable to Common Shareholders

Consolidated net income available to common shareholders for the year ended December 31, 2012 was $3.0 million compared to the net income available to common shareholders of $2.0 million in 2011. 2012 got off to a rocky start due to the $9.0 million charge-off on the commercial and industrial loan discussed earlier. This charge-off resulted in a net loss attributable to common shareholders of $3.1 million for the first quarter. Core earnings for the remainder of the year were strong, and despite the first quarter loss, we were able to post positive net income for the year, beginning a trend that we continued into the first quarter of 2013. Earlier this week, we announced positive earnings for the quarter ended March 31, 2013 of $1.5 million.

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Slide 23: Net Interest Margin

Net interest income is the difference between the interest we earn on loans and investments and the interest that we pay for deposits and other borrowings. Net interest income can be measured by the net interest margin. Our net interest margin was significantly impacted in 2010 as many loans and investments reset at lower interest rates due to the continued flat interest rate environment, we saw a reduction in loan and investment balances, and we experienced increases in non-accrual assets. The historically high levels of cash at very low rates also impacted our interest income as compared to prior years in which we maintained very low levels of cash. During 2011, we repositioned our balance sheet, reducing the high levels of liquidity and changing the mix of our deposit base to increase our core deposits and lower our cost of funds. Through 2012, we strengthened our margin by adhering to our pricing discipline, continuing to shift the composition of our deposit base and reducing our non-performing assets. We ended 2012 with a 34 basis point increase in margin to 3.30%. Maintaining the margin in 2013 is a high priority for us but will be a challenge as we continue to see our loans and investments re-price in this low interest rate environment and we feel the pressure of the competitive loan environment for high quality loan production. We hope to offset these challenges by continuing to shift our deposit mix and reducing our non-performing loans.

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Slide 24: Other Operating Income

Other operating income for 2012, excluding gains and losses, decreased as compared to 2011. This decrease was primarily attributable to the sale of the assets of First United Insurance Group, LLC on January 1, 2012, resulting in a decrease of $2.4 million in insurance commissions. We made the decision to sell the assets in order to utilize our capital for continued improvement in our banking business. Sale of the agency resulted in increased capital ratios due to the reduction of the goodwill associated with prior insurance acquisitions and decreased operating expenses as you will see in a later slide. The decrease in insurance commissions was partially offset by a one-time, tax-free death benefit on a Bank Owned Life Insurance policy in the first quarter, an increase in income from our other real estate owned portfolio and increased trust and investment earnings.

Slide 25: Diversified Fee Income (excluding gains / losses)

Going forward, it is our intention to continue to allocate resources to our very successful trust and investment department. This area represented 45% of fee income in 2012 as we shifted away from the insurance commissions. Keith will provide more detail on our planned expansion in Trust and Investments and Robin will discuss our enhanced efforts to increase the electronic services available to our customers.

Slide 26: Operating Expenses

Our operating expenses decreased by approximately $3.9 million or 9%, in 2012 as compared to 2011. We continued to experience reductions in salaries and benefits, FDIC premiums and various other expense line items. A significant portion of the reductions in salaries and other expenses were attributable to the sale of the insurance assets as discussed earlier. As we move through 2013, we will continue to look for opportunities to reduce costs in our banking network, through continued implementation of technology and through vigilant monitoring of our spending.

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Slide 27: Sustain

In conclusion, 2011 was a year full of progress as we laid plans to improve core earnings, to improve our capital ratios and to improve the credit quality of our loan portfolio. As we transitioned to 2012, our well laid plans resulted in stabilization in our credit quality and our ability to reduce our non-performing assets. We focused on a solid balance sheet by booking high quality, short duration loans and investments and shifting our mix to lower cost deposits. Capital levels increased to historical highs as a result of earnings and lower risk on our balance sheet. The solid balance sheet allowed us to strengthen our earnings through an improved margin and a lower cost structure. The strong earnings posted during the first quarter of 2013 are evidence of our ability to build on these strengths.

As we move through 2013 and into 2014, it is our goal to sustain these efforts, continue to build on our strengths and to prepare ourselves for a more robust economy. Our ability to capitalize on these strengths will be directly connected to further recovery in our economy as consumers and our community oriented business owners move from the sidelines and aggressively lay plans for investments and growth in their businesses and infrastructure. In the meantime, we will continue our drive to strengthen and sustain our financial performance. Thank you for your attention.

At this time, I will turn it over to our Senior Vice President and Chief Risk Officer and Director of Operations, Jason Rush.

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JASON RUSH

Slide 28: Jason Rush

Good morning. As Chief Risk Officer and Director of Operations I have the pleasure of working with a number of different associates covering a wide range of responsibilities within the Company.

Slide 29: Risk and Operations Management Team

While time may not allow for an update on the progress of each of these groups I would like to update you on several areas today. In particular; consumer mortgage production which I will be covering with you now and later in the presentation the topics of enterprise risk management and information technology.

As a community bank, First United prides itself in its commitment to meeting the housing needs of the communities we serve. In this low interest rate environment, the trend for consumers has overwhelmingly favored long term fixed interest rates. In years past, in an effort to manage our interest rate risk, we had traditionally been in the practice of originating and then selling longer term fixed rate mortgages to secondary market outlets. In doing this we were able to avoid the risk of having long term lower yielding assets on our balance sheet while still providing solutions to those customers seeking a long term fixed rate product. The piece we were not capturing in this process was the ability to service these loans internally which in turn gives us the opportunity to build a stronger overall relationship with the customer. Starting in 2009 we made the decision to change that business practice and went about transforming our retail mortgage offerings, cutting out a number of parties we were selling loans to and maintaining the servicing of all of our newly originated residential mortgage loans.

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Slide 30: Residential Loan Servicing Portfolio

This chart shows the balance of residential mortgage loans being sold into the market, to reduce our interest rate risk, while maintaining the servicing of the relationship. Over the past three years, we have moved from a sold with servicing retained portfolio of zero to a portfolio of just over $43 million at the end of 2012. This currently translates into 293 more relationships in which First United services the loan attached to what is most likely the customer’s most important asset, their home. Not only does this practice allow us to better serve our customers while building additional financial service relationships, but it also provides us with a new source of fee income derived from the ongoing servicing of these loans.

By offering competitive adjustable rate mortgages to be held on our balance sheet and the previously discussed long term fixed rate mortgages that we are selling off of our balance sheet in conjunction with a very robust refinance market, we have seen a sharp rebound in our residential mortgage production numbers.

Slide 31: Residential Mortgage Production

This chart illustrates residential mortgage production annually from 2008 through 2012. As you can see, our production numbers have consistently increased over the past three years to the point we are approaching pre-recession production numbers.

We certainly recognize that this low interest rate environment cannot last forever, the refinance market will eventually once again slow down. We have made preparations for an increase in residential mortgage purchases and construction lending recognizing that we need to be ready to take advantage of the opportunities as they occur.

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Slide 32: Residential Mortgage Management Team

With that in mind, our residential mortgage management team, with well over 100 years of combined Banking experience, will continue to evaluate our mortgage product mix, strengthen our relationship with our centers of influence, review our mortgage processing to glean further efficiencies and continue committing daily to uncommon service to each and every potential mortgage customer.

I would now like to turn the presentation over to Robin Murray, Senior Vice President and Director of Retail Banking to discuss her team’s efforts.

ROBIN MURRAY

Slide 33: Robin Murray

Thank you, good morning. At this time I would like to share with you a brief overview of your Company’s core banking performance in 2012, and the Retail sales strategies that will position us for future growth.

Slide 34: Stable Funding Resources

Core deposit growth is the foundation of our branch franchise and continues to be a key performance ratio for this team. In Carissa’s presentation, she reported the total deposit growth for our Company, which included the pay down of outside brokered CD’s and other wholesale funds. I will be reporting on the core deposit growth that was generated from our retail team by growing customer relationships.

This chart depicts the significant improvement, over the last few years, in the percentage of Retail core deposits, the blue section of the chart. The purple section is comparing the wholesale segment. We are growing our lower cost core deposits within our branches.

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Slide 35: Retail Deposit Composition

We have focused our staff on understanding the business needs of our COBOs’, Community Oriented Business Owners, by providing customized solutions that assist in managing their daily banking activities. This chart is demonstrating the change in our retail deposit mix between our demand accounts, which is the blue section in this pie chart; money market and savings accounts, which is the red section; as compared to certificates of deposit, which is the green section of this chart.

Slide 36: Morgantown Team Sales

One of our most successful teams in growing low cost of funds has been our Morgantown Team Sales group, under the direction of Dave Kelley, Market Area President. Congratulations on your core growth performance!

Slide 37: Business Relationship Bankers and Underwriting Teams

At our Shareholders Meeting last year, I discussed the need to serve our business owners more efficiently and we were in the process of restructuring our small business unit. I am pleased to announce the execution of this strategy is complete and we are seeing great results early in this process. We realized that many business owners that had loan needs up to $1 million were being underserved. Our larger competitors find it difficult to customize these smaller loans and tend to target much larger commercial clients.

Because of our strategy and infrastructure we put in place last year, we can now aggressively attract and serve this niche more effectively in all our markets.

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We have added three dedicated Business Relationship Bankers, one for our Morgantown area, one to cover Frederick, Hagerstown and Martinsburg area and our third business banker to cover our traditional markets in Garrett, Allegany, Mineral and Hardy Counties. Our dedicated team of business bankers works hand in hand with the small business underwriting unit. Together, they provide uncommon commitment to serve our business owners with their loan needs. The Business Banker continues to build out the relationship for the deposit, investment and personal financial needs of the business owner.

Slide 38: Small Business Loan Production

As you can see from this chart, we are making progress in the production of smaller sized business loans. We experienced a 27% increase in 2012 as compared to 2011.

Our Business Bankers are now fully trained and working closely with perspective and existing customers. During the first quarter of this year, we have experienced an increase of loan applications and we anticipate even stronger growth in this type of COBO loan in the future.

Slide 39: Treasury Management Team

It’s important for your Company to stay on top of the industry and identify specific solutions that further enhance our relationship building strategies. Our Treasury Management Program is a perfect example of how we can provide valuable electronic services to our customers and allows us the opportunity to add additional services to enhance customer loyalty.

Slide 40: COBO Core Deposit Balances

These electronic services assist our customers in managing their cash flow and banking operations more efficiently. In turn, this provides additional fee income and strong core deposits for our Company. We have experienced a 43% growth in COBO core deposit balances within the last three years.

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Slide 41: Treasury Management 2013 Initiatives

Because these solutions are critical to our COBOs’ success, this past year we reorganized our Treasury Management Sales area. We realigned existing staff, implemented new pricing strategies and developed new processes to make it easier for our customers to do business with us. We have placed specific new relationship and revenue generation goals on our teams this year. They are rising to the occasion and working hard to exceed our expectations!

Slide 42: Managers in Training

We continue to place a heavy emphasis on creating a culture for building “trust-based” relationships with both co-workers and customers. Many of the pictures today signify a strong unity within our team sales groups. We extend this culture to our customers as well. It’s who we are and truly creates a point of difference for us in each of our markets. To assist us in developing “trust-based” relationships with new and existing customers, we have engaged a well-known and respected sales consultant.

We have experienced an uptick in our sale to call ratio, and our number of outside sales calls increased last year by 18%. Our staff feels prepared and more comfortable making these calls by utilizing the skills they have learned from this training. Our Market Presidents will continue to coach and enhance the sales skills of our team sales groups.

Slide 43: Garrett, Allegany, Mineral and Hardy County Team Sales

Our associates are extremely dedicated to the communities they serve, which is evident by the participation in many community events throughout the year. We are so very proud of our sales and service teams!

We are constantly receiving letters or emails from our COBOs regarding their banking experience. Our customers tell us that they trust us and don’t hesitate to come to us for advice. We spend time getting to know our customers and this enables our team to identify areas where we may be able to help them or act as resource manager to offer additional guidance on where to go for the right answers. We are a trusted community bank with professional and experienced staff.

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Let me share a few of these comments with you today:

A customer from our Grantsville market commented: “Customer service at First United is efficient and personal, and as Ben Franklin said, ‘Well done is better than well said’. Thanks for great service.”

Congratulations for providing great customer service to these Team Sales groups, who are led by Phil Rodeheaver, Market Area President for Garrett, Allegany, Mineral and Hardy Counties.

Slide 44: Washington County Team Sales

“I’m grateful for a bank like First United because you are always looking out for my best interest.”

This was a customer from our Myersville area that banks with us. Great job to our Washington County Team Sales group under the leadership of Patti Young, Market Area President for Washington County!

Slide 45: Frederick & Berkeley County Team Sales

And just one more testimonial from our Frederick market: “I recently transferred all of my banking/investment business from a national chain to First United and I couldn’t be happier. The attentive, friendly service is fantastic (and the fact that they all know my name is a super-nice touch as well!). I also love the fact that First United is part of the community in which I live and work.” Congratulations to these Team Sales groups, led by Dave Esworthy, Market Area President for Frederick and Berkeley Counties.

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In conclusion, our 2013 initiatives will be focused on building even stronger ties in each of our local communities by demonstrating our commitment with associate involvement.

We will continue our efforts on enhancing our Business Relationship Banker strategy, staying committed to our COBO solutions and creating “trust-based” relationships with prospective and existing customers.

It will be important to tailor these initiatives around expanding revenue generation for our well-defined and targeted trust-based sales approach. Our team is excited about the many growth opportunities within each of our markets, and we are looking forward to another great year!

Thank you for allowing me to share this information with you today. I will now turn this over to Keith Sanders, our First Vice President and Senior Trust Officer.

KEITH SANDERS

Slide 46: Keith Sanders

Friends, Clients, and Shareholders: In 2012, we celebrated our golden anniversary of serving the financial needs of individuals, businesses, and nonprofit organizations by providing top notch wealth management and superior customer service while upholding the belief that protecting assets is just as important as growing assets.

Slide 47: 50 Year Anniversary

It was our 50 year anniversary and we were excited to celebrate our success by enjoying a customer appreciation event that provided us the opportunity to thank the numerous clients who trust First United to manage their life’s milestones. To further celebrate our 50 year anniversary of perfecting the art of helping clients, First United partnered with several arts organizations to sponsor programs that enhance the communities we serve. Let me share a few of our successes in 2012 and then turn to where we are headed in 2013.

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Slide 48: Trust & Investments - Assets Under Management

The slide in front of you illustrates assets under management within Trust & Investments with trust assets shown in blue and investment services shown in red. We achieved a consistent growth in assets under management last year as markets continued to be volatile but regained strength with strong corporate earnings being driven by continued expense control. Nonetheless, markets continued to drive volatility in the face of a presidential election, congressional uncertainty and threats of a European fiscal crisis. In the end however, markets pushed higher as investors developed a confidence late in the year. That confidence helped propel our assets under management to an all-time high of $637 million in Trust & Investments and an additional $215 million in Investment Services.

We have continued to see that growth spill over into 2013 and have high expectations for continued growth.

Slide 49: Trust & Investments Revenue

The majority of revenue produced in Trust & Investments is derived from the asset management fees charged for the professional management of our clients investment portfolios. We also derive fees from the settlement of estates, providing financial planning services and for transactional charges related to Investment Services. As the base of our assets under management continues to grow, so does our base for investment management fees and the resulting revenue.

In 2012, we posted record revenues of $5.4 million for the combined Trust & Investments and Investment Services group.

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Slide 50: Trust & Investments – 2013 Initiatives

As we move into 2013, we will continue to adhere to our core initiatives of top notch investment management and superior customer service. As we look towards the future we take on three initiatives which include; utilizing our team leaders to help identify and grow our markets, growing our sales force to better meet the opportunities in our markets and accelerating revenue growth.

Slide 51: Trust & Investments Reorganization

The ability to grow our business relies heavily on the successful execution of the sales and service process. To further define our growth and organization within Trust & Investments, we divided our department into regional teams which are led by Sales Team Leaders.

In December, we presented our plan for the promotion of three individuals who have demonstrated success in both sales and customer service and then aligned them with other sales officers in their region. In January, we announced their promotions and rolled out the leader concept. The new Sales Team Leaders include: Shirley Fitzwater who leads the Oakland, Lake and West Virginia markets. Next is Jennifer Jones who leads the teams in Frederick, Hagerstown and Martinsburg. And third is Jason Sweitzer who leads the teams in Cumberland and Morgantown.

The team leader concept will replace the position of sales manager but will more importantly allow our team leaders to remain in production while providing a structure to organize our growth and assist in implementing our strategic initiatives. We are excited that these three have stepped up to the challenge and look forward to their continued success.

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Slide 52: Expansion Opportunities

Let me next discuss how we intend to implement the initiative of growing Trust & Investments. As you can see, the growth markets identified before you continue to be the markets of Morgantown, Martinsburg and Frederick. The map above shows our offices from the West end of our market in Morgantown; all the way to Frederick in the East.

You will notice on the map in front of you that our branches are represented by the green, yellow and red colored triangles. The colors of each triangle represent the potential for growth in each of these markets as assessed by our research data, with the green triangles representing high growth locations, yellow triangles representing medium growth and the red triangles representing slow growth.

The black x’s on this map represent our competitors in those markets and their respective office locations. In this case, Bank Intelligence identifies our competition in wealth management as BBT, PNC, M&T, and Susquehanna banks. Although these are primary providers of trust services, we rarely run into them and have a pretty good track record of acquiring business when the opportunity presents itself.

We used our understanding of the market and research data to support the belief that we can grow wealth management in these markets. We positioned the large blue stars in those markets to show exactly where the first wave of growth should occur. Our intentions are to hire three new sales officers in the markets of Morgantown, Martinsburg and Frederick during 2013. I am proud to report that we have completed the hires of John Ronald in Frederick and Matt Kradel in Martinsburg as part of this initiative to increase our sales force.

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Our final initiative of accelerating the growth of Trust & Investments is closely tied to the addition of sales officers in markets which represent the greatest opportunity. Additional success over the next year will include fully implementing our technology to realize cost savings, streamlining our operational processes, and educating our teams to more successfully service our clients.

In closing, we will continue to do our best work, going about the business of managing our client’s financial affairs. Our best customers and prospects continue to come to us the old fashion way: by direct introduction from our existing clients. Be assured that we appreciate the trust you have placed in our Company and continue to work every day to increase our service levels and effectiveness. Please keep us in mind as you talk with people who might benefit from our good work.

Thank you for being here today. I would now like to turn the program over to Jeannette Rudy Fitzwater, Senior Vice President and Director of Corporate Services.

JEANNETTE RUDY FITZWATER

Slide 53: Jeannette Rudy Fitzwater

The Corporate Services Group—Human Resources, Marketing and Training are constantly focused on people….whether it be our associates or our customers. And ultimately our shareholders are the beneficiaries of their efforts!

Slide 54: Year-end Corporation FTEs

Last year, we spoke about how your company has continued to “right size” in terms of the number of associates needed to support our services. In 2012, we made several strategic hires, such as adding Trust officers, Treasury Management specialists and Business Relationship Bankers. At the same time as employees have periodically left the Company, our team has diligently looked for more efficient ways to cover their workload and to ultimately not fill many of these roles. The result is that we once again were able to decrease our full-time equivalent count.

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Slide 55: Wellness Initiatives

Your organization has been working diligently on wellness initiatives since 2000. Our employee wellness committee has run contests, promoted educational efforts, offered health screenings, flu shots, etc. We even offer these to spouses as well as employees who do not participate in our health insurance plan. This has proven to be a wonderful and much appreciated benefit for our associates, as well as allowed us to keep our health care increases below those of peers.

Slide 56: Rewarding Positive Choices

As we move into 2013, we are taking another leap forward. Our associates and their spouses are being offered not only health screenings and health risk assessments, but also a specialized retinal eye screening. We’re told that if you participate in all three assessments, there is approximately a 75% chance of predicting future health concerns. So this is certainly good news for our First United family!

The other good news is that looking toward 2014, associates will be able to impact their own health insurance premiums. Their rate will be based on meeting or working toward milestones that are most impacted by their own behavioral decisions. Our associates who have positive results in these areas will be rewarded with more favorable premiums. We believe this will go far toward building a healthier and even more productive team, while offering the most fair option for all associates.

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Slide 57: Human Resources Leadership Team

As we highlight these important initiatives, I would be remiss if I didn’t recognize the folks that are really helping to drive these efforts on a daily basis. For nearly a decade, George Evans has led this effort. Many of you know George personally and can certainly understand how his talents and many years of banking experience have led to this success. While we congratulate George on his recent semi-retirement, we also look forward to continuing to have George with us part-time as we administer our sophisticated benefit plans.

Slide 58: Human Resources Leadership Team

Today I’m pleased to introduce you to Fred LeMasters, our new Human Resources Manager. Fred previously worked for American Woodmark in Moorefield, as their HR Manager. You see behind me Fred, with his dedicated HR team.

Slide 59: Marketing Efforts

As I recognize some of our corporate services leadership, I wish to give special recognition to Eric Nutter, our Director of Marketing. In November he was named by the Maryland Bankers Association as becoming one of 12 bankers in Maryland who are considered “rising stars”, and who are on the course to be one of the “Next Leaders in Banking” in the coming decade. In addition to driving First United Marketing initiatives, he has been published in various banking periodicals and has been asked to speak in various forums. We are proud to have him lead our effort.

Slide 60: Marketing Efforts

Last year we focused a great deal on the success we have had gaining customer adoption for electronic services. During 2012, we continued to grow these by double digit percentages. Moving into 2013, Eric and his team are focused on realigning and building greater depth in the Marketing department, as well as implementing a more state of the art Marketing Information System. I’m sure we’ll have much success to share with you at next year’s meeting.

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Slide 61: Training

Robin shared with you some the very enhanced training efforts we have through our affiliation with an external sales consultant. Our training department always has a lead role with any of these new efforts as well as continuing our ongoing compliance, certification and new hire training.

I’d like to introduce Amy Law Garner to you. She is the lady behind the scenes who leads our training efforts and various other ad hoc teams in the company. Her expert leadership serves us well.

Slide 62: Leadership Development

Amy and Eric are two fine examples of our future leaders in the Company. You’ll see behind me a group of 12 leaders who your Executive team has identified as performing at the highest level and as having high potential for future leadership. They have been selected as members of our inaugural Leadership Development class, to prepare them for future strategic opportunities.

The class has already completed a leadership assessment, followed by a classroom experience. They are working in smaller teams in order to fine-tune their particular leadership skills. They are also receiving unique opportunities to learn more about the vision and strategic planning aspects of your Company. We anticipate that they will play a role in crafting our 2014 strategic plan. I can personally say that it has been an honor to watch these leaders flourish, grow and most of all bond even closer as our leadership team!

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Slide 63: It’s About Relationships

We often hear that banks offer similar products and services. It’s their people that ultimately set the Company apart. I’m proud to say that your corporate leadership team spends its talent and resources wisely, building productive, efficient and lasting relationships with our associates, customers and ultimately our shareholders.

I would now like to turn the presentation back over to Jason Rush.

JASON RUSH

Slide 64: Jason Rush

Hello once again, I would now like to update you on the topics of enterprise risk management and information technology.

A number of lessons came out of the most recent financial crisis for the Banking industry. One of the most enduring concepts will be the continued need for a strong enterprise risk management function.

Slide 65: Key Elements of an ERM Program

Regulators are no longer willing to accept audit and risk management functions that are simply satisfactory. They are looking for excellence. Regulators are looking for credible risk programs that are integrated into strategic plans and adjust to changing business conditions.

An excellent enterprise risk management program starts at the top of the organization, at the Board and senior management level and becomes integrated as an expectation for every member of the organization. Within your Company, risk appetite statements, policies, tolerances and limits have been adopted and implemented. They are tracked and are reported to your Board and management team on a regular basis.

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Slide 66: Risk Management Team

Whether your risk management team is reviewing the 6,000 plus new pages of mortgage regulations handed down over the past year, updating information security protocol to prevent an attempted cyber-attack or making sure that communication lines will function correctly in the case of a natural disaster, you can rest assured that this team of professionals are working hard to manage the risks we face.

Slide 67: Technology Team

The last area I would like to discuss today is technology and our efforts to support our employees and customers in a continually changing environment.

As the old saying goes, “the only thing constant is change” and this can certainly be applied to any discussion of technology. It seems that each year brings with it the latest and greatest technology that a financial services provider must offer to stay competitive. While this can be a challenge to keep up with, it is something that your Company has certainly met over the years.

Slide 68: Delivery Channel Usage

As Robin mentioned previously our business cash management services and the ancillary products such as remote deposit capture, automated clearing house and wire services that can be tied to that service are second to none. Our mobile banking product continues to attract new customers with over 2,500 people currently utilizing their phone to check balances, transfer funds, pay bills and very shortly to deposit checks.

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Debit card, or point of sale, continues to be our transaction leader still making up over 40% of the total transactions that come through our customer accounts; although as we see continued greater adoption of mobile, we are starting to see a similar trend in more electronic transactions much like you would expect.

In conclusion, I would like to thank you for your time, your continued support and now turn the presentation back over to Bill Grant. Thank you.

BILL GRANT

Slide 69: Bill Grant

I hope that these presentations have been interesting. They should give you a perspective as to how far your Company has progressed since the Great Recession. They also give you a glimpse into our exciting future.

Slide 70: Frequently Asked Questions

As we have done in the past, I would like to now provide you with several frequently asked questions. Some are questions given to us by shareholders who could not join us today, as well as others which we believe may be on your mind. We have been told by many of you that this is a valuable part of the meeting.

Slide 71: Question 1:

What is the current status of the Company’s participation in the U. S. Treasury’s Capital Purchase Program?

As you will likely recall, First United was encouraged by our regulators to participate in the Capital Purchase Program when it was introduced by the Treasury in 2008 – 2009. The program was designed to provide capital to strong banks, both to buffer them through the financial crisis, and support additional lending. As originally conceived, the program was offered to strong banks for these two purposes, and not as a bailout, as frequently reported in the press, and described by politicians. As a point in fact, one of our competitors applied for participation and was denied.

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So, fast forward four years. The Capital Purchase Program has served both the country and First United. Already, the taxpaying public has received back 100% of the investment, and the return on the program continues to climb, providing a great return to our country.

As you may have read, the Treasury has decided to divest itself of its investments. Through public auctions, it has been selling these investments to private qualified investors. Interest in these securities has gained strength with each auction. So much so that many recent sales have been at a premium, with investors paying more than the face value of the security. It should be noted that the Treasury, in order to avoid any conflicts of interest, will not negotiate directly with the issuing bank.

Treasury’s investment in First United has not yet been auctioned, although we anticipate this occurring in the not-to-distant future.

What does this auction mean for us? The terms of the instrument remain the same in the hands of the purchaser.

The purchaser is entitled to receive quarterly dividends at the rate stated in the security, until such time as it is redeemed, in whole or in part by First United. The dividend rate continues at 5% for approximately one more year, after which the rate goes to 9%.

It remains as Tier 1 Capital for First United. It continues to provide very reasonably priced capital for the Company. It is also non-dilutive to you, our shareholders. Recently, we were told that the cost of capital for community banks is already at 9%, and expected to climb.

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We continue to assess the appropriate levels of capital for your Company. We also research and model the proper mix of capital. The Capital Purchase Program is part of that mix, and will be part of this analysis going forward.

Slide 72: Question 2:

How is the Company progressing with its growth in core earnings?

As we have mentioned before, the majority of your Bank’s revenue comes from net interest income. This is essentially the difference between what we earn on loans and investments and what is paid to depositors and other funding sources. For the quarter just ended, net interest income was $9.3 million, compared with $9.9 million for the 1st quarter of last year. The decrease is primarily due to lower loan balances and a lower yield on loans due to the lower rate environment.

Your Company’s ability to control expenses has been an offset to the decline in net interest income.

In addition, our Trust & Investment area continues to expand. Its gross revenue was up nearly 4.5% over the first quarter of last year. During the quarter, we made several strategic hires and we expect to see the benefit in income later this year. In another category, service charges on deposit accounts are level with prior year despite the increased regulation and congressional mandates.

Slide 73: Question 3:

Will you comment on First United’s efforts in attracting and booking commercial loans?

An examination of our financials will show that our commercial loan portfolio has declined over the past few years. There are a number of reasons for this.

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1.	As the collection process moves several larger loans to resolution, the balances drop from our totals. This was the case with two large loans right at the end of 2012, along with a number from the last few years, and continuing in 2013.

2.	We have had some other larger, high quality loans pay off. As these customers evaluated options for their cash, debt retirement emerged as their best option during this sluggish recovery.

3.	In many of our markets, it has been very challenging to attract new customers. Many strong businesses are sitting on cash or, as I mentioned, retiring debt. Given the significant uncertainties of tax policy, healthcare and regulations, they are reluctant to borrow. There are exceptions to this. The Washington D.C. market has been very strong, and ripples of this reach out to our Frederick County offices. Also, Morgantown remains vibrant. We are seeing opportunities there, but, as you might imagine, competition for these quality loans is very keen. The American Bankers Association indicates that, for every four applications, three are for refinancing, and only one represents economic growth or expansion. Our statistics tracked this national trend.

Our Commercial Lenders are busy calling on prospective customers, existing customers, and centers of influence in an effort to find opportunities to serve community oriented business owners with tailored loans, and other solutions to help their businesses. If any of you are looking for help for your business, just raise your hand, and we will have one of our lenders by your side in mere moments.

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Slide 74: Faces

As I conclude my comments today, I want to return to our theme of the faces of First United. You have been introduced, or perhaps reintroduced, to many of them this morning. Over the last number of years, they have worked tirelessly on your behalf to both respond to the myriad of challenges spawned by the Great Recession, but more importantly, to chart a future course of progress designed to propel the Company into the future. The community within First United is outwardly focused on the communities we serve.

Slide 75: Faces

Indeed, our strategic driver continues to be working closely with community oriented business owners throughout the dozens of communities served by First United. We have found, time and time again, that when we focus on this group, we actually improve our level of service and solutions offered to our thousands of loyal consumer customers.

What is striking is the fact that many of our shareholders – many of you in this room – are a part of this vital group. By this, a large majority of our shareholders are woven into the fabric of the communities we serve. You, and your interest as a shareholder, are at the core of our community focus.

Slide 76: Quote

There is one final point that I would like to make this morning. Because of our concern for you, the shareholder, we chose a road through the Great Recession that was very different from many other financial institutions. To incorporate that famous poem by Robert Frost, “The Road Not Taken,” ours was the “road less traveled.”

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As the financial crisis unfolded, many turned to the capital markets for significant capital injections. In several cases, these injections came from private equity funds, hedge funds and investment bankers. Sometimes, the interest of these investors is not in alignment with community banking. In addition, these injections tend to be very dilutive to the existing shareholders. Stated another way, the future “earnings pie” must be divided into much smaller pieces. Despite the temptation to do this, and despite guidance from some “experts” to do this, we resisted. We simply did not want to significantly dilute you, our shareholder.

Now, we are painfully aware of the drop in our stock price as a result of the recession. But, as we begin to move back towards an environment of core earnings, the number of shares outstanding is essentially, intact. This means the current shareholders will have the same proportional ownership in the Company, and its earnings, and, someday, its dividends.

I am heartened by the number of shareholders who have said that they used the decrease in share value as an opportunity to add to their holdings of First United, and have been pleased with the results of that strategy.

There is another part to this “road less traveled” analogy, and that pertains to some of our loan customers who were devastated by the recession. Many banks flush with capital after their sometimes-dilutive capital raises, moved quickly to sell troubled loans to investors outside the banking industry. These loans were usually sold at a sharp discount to the unpaid balance on the loan. Sadly, in many cases, these investors moved quickly through the collection process on these loans, including foreclosure or taking possession of properties and businesses with little regard for the welfare of the original customer.

We, too, have had more than our share of customers adversely impacted by the financial crisis. We, too, have had to make many, many difficult decisions. We made them not only to comply with regulatory mandates, but to protect, to the greatest extent possible, your capital. As these situations unfolded, we worked as hard as possible to strike a balance between the interests of the Bank and the welfare of the customer. When this was not possible, we still sat with the customer, looked them straight in the eye, and told them what had to happen.

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I believe this approach – this road less traveled – is the essence of what makes First United the true community bank that it has been for nearly 113 years. Indeed, it has been a road more difficult to travel. But, we have been guided on that road by a Board of Directors totally committed to not only doing things right, but to doing the right thing. The road has been traversed by the many associates committed to carrying out the mission of enriching lives. The road has been sustained by you, our shareholders, through your encouragement and trust.

And to close, as Robert Frost ended his poem, “and that has made all the difference.” We thank you, our shareholders, for your support, and look forward to serving you in the years to come.

Thank You.

Slide 77: Thank You!

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First United Corporation Annual Shareholders’ Meeting May 10, 2012 First United Corporation Annual Shareholders’ Meeting May 9, 2013

First United Corporation Annual Shareholders’ Meeting May 10, 2012 Bill Grant Chief Executive Officer and Chairman of the Board

3 Forward - Looking Statements Forward - looking statements in this presentation relating to First United Corporation’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The information contained herein should be read in conjunction with First United Corporation’s 2012 Annual Report on Form 10 - K filed with the Securities and Exchange Commission (“SEC”), which is available on the SEC’s website www.sec.gov or at First United Corporation’s website www.mybank4.com . Investors are cautioned that forward - looking statements, which are not historical fact, involve risks and uncertainties, including those detailed in First United Corporation’s 2012 Annual Report on Form 10 - K filed with the SEC under the section, ‘Risk Factors’ in Part 1, Item 1A. Such statements are subject to important factors that could cause actual results to differ materially from those contemplated by such statements. First United Corporation does not assume any duty to update any forward - looking statements .

First United Corporation Annual Shareholders’ Meeting May 10, 2012 Bill Grant Chief Executive Officer and Chairman of the Board

First United Corporation Annual Shareholders’ Meeting May 10, 2012 Carissa Rodeheaver President and Chief Financial Officer

6 Stabilize Solidify Strengthen Sustain

Economic Environment • Continuation of: • low interest rates • weak business and consumer cash flow • Stabilizing real estate valuations • Stiff competition for qualified borrowers • Loan demand driven by refinances due to low interest rate environment 7

2012 Area of Focus • Stabilize Credit Quality • Solidify the Balance Sheet Mix • Strengthen Core Earnings 8

Finance Team 9

2012 Areas of Focus • Stabilize Credit Quality – Reduce Adversely Classified Assets – Convert non - performing assets – Book high quality loans/investments 10

Chief Credit Officer and Chief Risk Officer 11

34% 15% 8% 40% 3% By Loan Type Commercial Real Estate Acquisition and Development Commercial and Industrial Residential Mortgage Consumer Installment Loan Portfolio Composition – December 2012 12 27% 14% 7% 13% 9% 15% 15% By Location MD: Garrett MD: Washington, Frederick MD: Allegany WV: Hardy, Hampshire, Mineral WV: Berkeley WV: Morgantown All other

$0 $5 $10 $15 $20 $25 2007 2008 2009 2010 2011 2012 Q1 13 Millions Provision Net Charge-offs Allowance (Unaudited) 13 Recession Providing for Loan Losses

14 0% 1% 2% 3% 4% 5% 6% 0.0% 0.5% 1.0% 1.5% 2.0% 2008 2009 2010 2011 2012 Q1 13 ALL as % of Gross Loans Non - performing loans as % of total loans Recession Reserves vs. Non - Performing Loans (Unaudited)

2012 Areas of Focus • Solidify the Balance Sheet Mix – Book high quality, short duration loans and investments – Lower the cost of funds by changing the deposit mix – Build capital through profits 15

16 $300 $500 $700 $900 $1,100 $1,300 $1,500 $1,700 $1,900 2008 2009 2010 2011 2012 Q1 13 $1,639 $1,744 $1,696 $1,391 $1,321 $1,323 Millions Trend in Total Assets (Unaudited)

Trend in Loan Balances 17 $300 $400 $500 $600 $700 $800 $900 $1,000 $1,100 $1,200 2008 2009 2010 2011 2012 Q1 13 $1,120 $1,102 $988 $919 $859 $844 Millions (Unaudited)

1% 22% 68% 8% Balance Sheet - Asset Mix 18 6% 18% 65% 11% Cash and cash equivalents Investment securities and FHLB stock Loans Other assets 2008 2012

$0 $200 $400 $600 $800 $1,000 $1,200 $1,400 2008 2009 2010 2011 2012 Q1 13 Millions (Unaudited) 19 Trend in Deposits 25% increase

0% 2% 4% 6% 8% 10% 12% 14% 16% Q4 09 Q4 10 Q4 11 Q4 12 Q1 13 Tangible Leverage Tier 1 Total Well - Capitalized 20 Corporation Remains Well - Capitalized (Unaudited)

2012 Areas of Focus • Strengthen Core Earnings – Increase and sustain net interest margin – Focus on non - interest income – Enhance efficiency and reduce operating expenses 21

-$15 -$10 -$5 $0 $5 $10 $15 2007 2008 2009 2010 2011 2012 Q1 13 $12.8 $8.9 - $12.8 - $11.8 $2.0 $3.0 $1.5 Millions (Unaudited) 22 Net Income Available to / Net (Loss) Attributable to Common Shareholders

23 3.51% 3.68% 3.56% 2.71% 2.96% 3.30% 3.26% 2.5% 3.0% 3.5% 4.0% 2007 2008 2009 2010 2011 2012 Q1 13 Net Interest Margin (Unaudited)

Other Operating Income * 24 $8 $10 $12 $14 $16 $18 2006 2007 2008 2009 2010 2011 2012 $14.0 $16.7 $15.8 $15.4 $15.4 $15.0 $13.6 Millions * Excluding gains/losses Sale of Insurance Assets

31% 45% 7% 17% 2012 Service charges Trust and investment Insurance Other Electronic banking fees 26% 37% 17% 5% 15% 2011 25 Diversified Fee Income (excluding gains/losses)

Operating Expense 26 $8 $13 $18 $23 $28 $33 $38 $43 $48 2006 2007 2008 2009 2010 2011 2012 $35.5 $38.5 $40.6 $46.6 $45.0 $43.4 $39.5 Millions Sale of Insurance Assets

Sustain 27

First United Corporation Annual Shareholders’ Meeting May 10, 2012 Jason Rush Senior V ice President, Chief Risk Officer & Director of Operations

Risk & Operations Mgmt. Team 29 10% growth

Residential Loan Servicing Portfolio 30 $0.0 $5.0 $10.0 $15.0 $20.0 $25.0 $30.0 $35.0 $40.0 $45.0 2009 2010 2011 2012 $ - $12.2 $21.9 $43.1 Millions

Residential Mortgage Production 31 31 $0.0 $10.0 $20.0 $30.0 $40.0 $50.0 $60.0 $70.0 $80.0 $90.0 2008 2009 2010 2011 2012 $85.1 $60.6 $41.6 $48.3 $71.9 Millions Recession # of loans: 456 353 252 257 373

Residential Mortgage Mgmt. Team 32 10% growth

First United Corporation Annual Shareholders’ Meeting May 10, 2012 Robin Murray Senior V ice President & Director of Retail Banking

31% 18% 9% 42% 49% 16% 14% 21% Retail core deposits Retail CDs < $100,000 Retail CDs > $100,000 Wholesale deposits and borrowings 2008 2012 Stable Funding Sources 34 34

30% 30% 40% December 2012 Demand Money market, savings Certificates of deposit 25% 26% 49% December 2008 35 Retail Deposit Composition

Morgantown Team Sales 36 Congratulation s on your core growth performance!! Dave Kelley, Market President

Business Relationship Bankers and Underwriting Teams 37

Small Business Loan Production 38 38 10% growth $0 $1 $2 $3 $4 $5 $6 $7 $8 2009 2010 2011 2012 Millions 27% growth

Treasury Management Team 39 Treasury Management Specialists in the Call Center Treasury Management Sales & Operations Specialists

$116.9 $166.8 $- $20 $40 $60 $80 $100 $120 $140 $160 2009 2012 Millions 40 43% Growth in Balances COBO Core Deposit Balances

Treasury Management: 2013 Initiatives • Realign staff • Redesign Merchant Services • Introduce new COBO services – Fraud prevention tools • Positive Pay • Identity Theft – Check collection – Mobile check capture and alerts – Mobile merchant device – Prepaid payroll cards • Enhanced web appointments • Innovative “paperless” apps 41

Managers in Training 42 42

43 43 Phil Rodeheaver, Market President Garrett, Allegany, Mineral and Hardy County Team Sales “First United is more than just a bank to The Salvation Army. We are greeted with a warm hello and a smile every visit we make. We feel welcome and like we are part of a family.” - Lt. James Dillingham “Customer service at First United is efficient and personal, and as Ben Franklin said, "Well done is better than well said“. Thanks for great service .” - Merv Brenneman , The Casselman Restaurant

Washington County Team Sales 44 44 ” I’m grateful for a bank like First United because you are always looking out for my best interest .” – Joann Wolfe Patti Young, Market President

Frederick & Berkeley County Team Sales 45 45 “I recently transferred all of my banking/investment business from a national chain to First United and I couldn’t be happier. The attentive, friendly service is fantastic (and the fact that they all know my name is a super - nice touch as well!) I also love the fact that First United is part of the community in which I live and work .” - Dani Gurrie , Founder, Tots2Tweens.com Dave Esworthy, Market President

First United Corporation Annual Shareholders’ Meeting May 10, 2012 Keith Sanders First V ice President & Senior Trust Officer

Trust & Investments 50 th Anniversary 47 47

48 “WHAT MATTERS MOST” Trust . $0 $100 $200 $300 $400 $500 $600 2005 2006 2007 2008 2009 2010 2011 2012 $637 $215 Millions Trust Assets Investment Assets Assets Under Management

Trust & Investments Revenue 49 “WHAT MATTERS MOST” Trust . $1.0 $1.5 $2.0 $2.5 $3.0 $3.5 $4.0 $4.5 $5.0 $5.5 2005 2006 2007 2008 2009 2010 2011 2012 Millions $5.4 million

50 Trust & Investments: 2013 Initiatives • Implement team leader positions • Expand sales teams in opportunistic markets • Accelerate revenue and income growth

Trust & Investments Reorganization Oakland, Lake, WV Frederick, Hagerstown, Martinsburg Cumberland, Morgantown 51

Expansion Opportunities Anticipated Hires Competitor Offices My Bank high growth locations My Bank medium growth locations My Bank slow growth locations 52

First United Corporation Annual Shareholders’ Meeting May 10, 2012 Jeannette Rudy Fitzwater Senior V ice President & Director of Corporate Services

Year - end Corporation FTEs 54 Currently at 2003 levels! 300 320 340 360 380 400 420 440 2007 2008 2009 2010 2011 2012 424 423 418 403 381 353

Wellness Initiatives • Encouraging Health & Wellness • Health Screenings • Flu Shots • Health Education • Wellness Contests 55 55

• Good drivers pay less for car insurance because they have reduced their chances of causing an expensive claim • Non - smokers pay less for life insurance because they will live longer than smokers • Home owners pay less for insurance if they have smoke detectors in their home It’s time to reward prevention and positive health choices! Live Well. Pay Less. Rewarding Positive Choices 56

Human Resources Leadership Team 57 “ … his talents and many years of banking have led to his success…”

Human Resources Leadership Team 58

Marketing Efforts 59 59 Eric Nutter recognized by Maryland Bankers Association

Marketing Efforts 60

Training 61 “Our t raining department always has a lead role with any of these new efforts…”

Leadership Development 62 62 2013 Leadership Development Class

It’s About Relationships … 63 10% growth Employees, Customers and Shareholders!

First United Corporation Annual Shareholders’ Meeting May 10, 2012 Jason Rush Senior V ice President, Chief Risk Officer & Director of Operations

Key Elements of an ERM Program 65 Governance Structure and Policies Risk Management Risk Assessment and Quantification Dashboard Reporting and Monitoring Enterprise Risk Management How? How? What? Who?

Risk Management Team 66 10% growth

Technology Team 67 10% growth

Delivery Channel Usage 68

First United Corporation Annual Shareholders’ Meeting May 10, 2012 Bill Grant Chief Executive Officer and Chairman of the Board

First United Corporation Annual Shareholders’ Meeting May 10, 2012 Frequently Asked Questions

Question 1 : What is the current status of the Company's participation in the U.S. Treasury's Capital Purchase Program? 71

Question 2 : How is the Company progressing with its growth in core earnings? 72

Question 3: Will you comment on First United's efforts in attracting and booking commercial loans? 73

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“…I shall be telling this with a sigh Somewhere ages and ages hence : Two roads diverged in a wood, and I , I took the one less traveled by,… 76 76 ...and that has made all the difference .” From: The Road Not Taken, by Robert Frost

First United Corporation Annual Shareholders’ Meeting May 10, 2012 Thank you!

Expansion Opportunities Anticipated Hires Competitor Offices My Bank high growth locations My Bank medium growth locations My Bank slow growth locations 78